Exhibit 2.1

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

by and between

NCR CORPORATION

and

TERADATA CORPORATION

Dated as of August     , 2007

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1.42	Other Discontinued Operations	7
1.43	Person	7
1.44	Prime Rate	7
1.45	Real Property Documents	7
1.46	Record Date	7
1.47	Securities Act	7
1.48	Security Interest	8
1.49	Separation	8
1.50	Shared Liabilities	8
1.51	Shared NCR Percentage	8
1.52	Shared Teradata Percentage	8
1.53	Subsidiary	8
1.54	Tax Sharing Agreement	8
1.55	Taxes	8
1.56	Teradata Assets	8
1.57	Teradata Balance Sheet	8
1.58	Teradata Business	9
1.59	Teradata Common Stock	9
1.60	Teradata Contracts	9
1.61	Teradata Excluded Contracts	10
1.62	Teradata Excluded Real Property	10
1.63	Teradata Group	10
1.64	Teradata Leased Real Property	10
1.65	Teradata Liabilities	10
1.66	Teradata Owned Real Property	10

ARTICLE II	THE SEPARATION	10
2.1	Transfer of Assets and Assumption of Liabilities	10
2.2	Teradata Assets	11
2.3	Teradata Liabilities	14
2.4	Termination of Agreements	15
2.5	Documents Relating to Transfer of Real Property Interests and Tangible Property Located Thereon	16
2.6	Documents Relating to Other Transfers of Assets and Assumption of Liabilities	17
2.7	Other Ancillary Agreements	18
2.8	The Non-U.S. Plan	18
2.9	Disclaimer of Representations and Warranties	18
2.10	Governmental Approvals and Consents	18
2.11	Novation of Assumed Teradata Liabilities	19
2.12	Novation of Assumed Liabilities other than Teradata Liabilities	20

ARTICLE III	ACTIONS PENDING THE DISTRIBUTION	21
3.1	Transactions Prior to the Distribution	21
3.2	Conditions Precedent to Consummation of the Distribution	21

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ARTICLE IV	THE DISTRIBUTION	22
4.1	The Distribution	22
4.2	Actions Prior to the Distribution	23
4.3	Sole Discretion of NCR	23

ARTICLE V	MUTUAL RELEASES; INDEMNIFICATION	24
5.1	Release of Pre-Closing Claims	24
5.2	Indemnification by Teradata	25
5.3	Indemnification by NCR	26
5.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	26
5.5	Procedures for Indemnification of Third Party Claims	27
5.6	Additional Matters	28
5.7	Remedies Cumulative	29
5.8	Survival of Indemnities	29
5.9	Limitation on Liability	29

ARTICLE VI	INSURANCE AND CERTAIN OTHER MATTERS	29
6.1	Insurance Matters	29
6.2	Certain Business Matters	31
6.3	Late Payments	31

ARTICLE VII	EXCHANGE OF INFORMATION; CONFIDENTIALITY	31
7.1	Agreement for Exchange of Information; Archives	31
7.2	Ownership of Information	32
7.3	Compensation for Providing Information	32
7.4	Record Retention	32
7.5	Limitation of Liability	32
7.6	Other Agreements Providing for Exchange of Information	33
7.7	Production of Witnesses; Records; Cooperation	33
7.8	Confidentiality	34
7.9	Protective Arrangements	34

ARTICLE VIII	ARBITRATION; DISPUTE RESOLUTION	35
8.1	Agreement to Arbitrate	35
8.2	Escalation	35
8.3	Demand for Arbitration	36
8.4	Arbitrators	37
8.5	Hearings	37
8.6	Discovery and Certain Other Matters	38
8.7	Certain Additional Matters	39
8.8	Limited Court Actions	39
8.9	Continuity of Service and Performance	40
8.10	Law Governing Arbitration Procedures	40
8.11	Applicability to High-Level Disputes	41

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ARTICLE IX	FURTHER ASSURANCES AND ADDITIONAL COVENANTS	41
9.1	Further Assurances	41

ARTICLE X	TERMINATION	42
10.1	Termination by Mutual Consent	42
10.2	Other Termination	42
10.3	Effect of Termination	42

ARTICLE XI	MISCELLANEOUS	42
11.1	Counterparts; Entire Agreement; Corporate Power	42
11.2	Governing Law	43
11.3	Assignability	43
11.4	Third Party Beneficiaries	43
11.5	Notices	44
11.6	Severability	44
11.7	Force Majeure	44
11.8	Expenses	45
11.9	Headings	45
11.10	Survival of Covenants	45
11.11	Waivers of Default	45
11.12	Specific Performance	45
11.13	Amendments	45
11.14	Interpretation	46

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SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of August     , 2007, is by and between NCR Corporation, a Maryland corporation (“NCR”), and Teradata Corporation, a Delaware corporation (“Teradata”). Capitalized terms used herein shall have the respective meanings assigned to them in Article I hereof.

WHEREAS, the Board of Directors of NCR has determined that it is in the best interests of NCR and its shareholders to separate NCR’s existing businesses into two independent businesses;

WHEREAS, in furtherance of the foregoing, it is appropriate and desirable to transfer the Teradata Assets to Teradata and its Subsidiaries and to cause Teradata and its Subsidiaries to assume the Teradata Liabilities, all as more fully described in this Agreement and the Ancillary Agreements;

WHEREAS, the Board of Directors of NCR has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for NCR to distribute to holders of shares of NCR Common Stock the outstanding shares of Teradata Common Stock owned directly or indirectly by NCR;

WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Code;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the Distribution and certain other agreements that will govern certain matters relating to the Separation, the Distribution and the relationship of NCR and Teradata and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement the following terms shall have the following meanings:

1.1 Action means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

1.2 Affiliate of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

1.3 Agent means the distribution agent to be appointed by NCR to distribute to the shareholders of NCR the shares of Teradata Common Stock held by NCR pursuant to the Distribution.

1.4 Agreement means this Separation and Distribution Agreement, including all of the Schedules hereto.

1.5 Ancillary Agreements means the Commercial Agreements, the Employee Benefits Agreement, the Intellectual Property Agreements, the Interim Services and Systems Replication Agreement, the Real Property Documents, the Tax Sharing Agreement, the agreements and other documents comprising the Non-U.S. Plan and the instruments, assignments and other documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including Article II hereof.

1.6 Arbitration Act means the United States Arbitration Act, 9 U.S.C. §§1-16, as the same may be amended from time to time.

1.7 Assets means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files whether electronic, in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

(j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivables;

(m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

(p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

1.8 ATMs means automated teller machines.

1.9 Code means the Internal Revenue Code of 1986, as amended.

1.10 Commercial Agreements means the agreements listed on Schedule 1.10 hereto.

1.11 Commission means the Securities and Exchange Commission.

1.12 Consents means any consents, waivers or approvals from, or notification requirements to, any third parties.

1.13 Delayed Transfer Assets means any Teradata Assets that are expressly provided in this Agreement or any Ancillary Agreement to be transferred after the date of this Agreement.

1.14 Delayed Transfer Liabilities means any Teradata Liabilities that are expressly provided in this Agreement or any Ancillary Agreement to be assumed after the date of this Agreement.

1.15 Disclosure Documents shall mean any registration statement (including any registration statement on Form 10) filed with the Commission by or on behalf of any party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Authority, which offers for sale or registers the transfer or distribution of any security of such party or any of its controlled Affiliates or which otherwise describes the Teradata Group or relates to the transactions contemplated hereby.

1.16 Distribution means the distribution by NCR on a pro rata basis to holders of NCR Common Stock of all of the outstanding shares of Teradata Common Stock owned by NCR on the Distribution Date as set forth in this Agreement.

1.17 Distribution Date means                         , 2007, which will be the date on which the Distribution will occur.

1.18 Effective Time means 11:59 p.m., Eastern Standard Time or Eastern Daylight Time (whichever shall be then in effect), on the Distribution Date.

1.19 Employee Benefits Agreement means the Employee Benefits Agreement, to be executed and delivered on or prior to the Effective Time, by and between NCR and Teradata.

1.20 Environmental Law means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

1.21 Environmental Liabilities means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses (including allocated costs of in-house counsel and other personnel), interest, fines, penalties or other monetary sanctions in connection therewith.

1.22 Exchange Act means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

1.23 Excluded Assets has the meaning set forth in Section 2.2(b).

1.24 Excluded Liabilities has the meaning set forth in Section 2.3(b).

1.25 Governmental Approvals means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

1.26 Governmental Authority shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

1.27 Group means either the NCR Group or the Teradata Group, as the context requires.

1.28 Information means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

1.29 Information Statement means each preliminary, final or supplemental information statement forming a part of the Information Statement on Form 10 relating to the Teradata Common Stock.

1.30 Insurance Policies means the insurance policies written by insurance carriers unaffiliated with NCR pursuant to which Teradata or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Effective Time including the Insurance Policies listed on Schedule 1.30 hereto.

1.31 Insurance Proceeds means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel) incurred in the collection thereof.

1.32 Intellectual Property Agreements means the Trademark License Agreement, the Domain Name Assignment, the Patent Assignment, the Patent License Agreement, the Technology Agreement, the Third Party Licenses Agreement, the Trademark Assignment and the Exclusive Patent License, each to be executed and delivered on or prior to the Effective Time by and between NCR and Teradata.

1.33 Interim Services and Systems Replication Agreement means the Interim Services and Systems Replication Agreement, to be executed and delivered on or prior to the Effective Time, by and between NCR and Teradata.

1.34 JAMS means JAMS, located in New York, NY or in the event that JAMS is no longer in operation a comparable organization of national standing.

1.35 Liabilities means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

1.36 NYSE means The New York Stock Exchange, Inc.

1.37 Non-Teradata Assets means any Assets of NCR or any of its Affiliates (including any member of the Teradata Group) other than Teradata Assets.

1.38 Non-U.S. Plan means the Non-U.S. Plan, comprised of the series of transactions, agreements and other arrangements, pursuant to which the non-U.S. Assets and Liabilities of NCR and its Affiliates have been or will be assigned between NCR and Teradata and their respective Subsidiaries, which are set forth in Schedule 1.38 hereto and in the separate binders identified by the parties.

1.39 NCR Common Stock means the Common Stock, $.01 par value per share, of NCR.

1.40 NCR Group means NCR and each Person (other than any member of the Teradata Group) that is an Affiliate of NCR immediately after the Effective Time.

1.41 NCR Self-Services Business means: (a) the business and operations of NCR other than the Teradata Business consisting principally of the business of self-service technologies (including ATMS, retail self-checkout systems, automated bill payment systems, and airline, hotel and hospital self check-in kiosks), retail store automation and customer support services, business consumables and check processing and imaging solutions; (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the NCR Self-Services Business as then conducted; and (c) the terminated, divested, discontinued or other businesses and operations listed or described on Schedule 1.41.

1.42 Other Discontinued Operations means any terminated, divested or discontinued businesses and operations of NCR or Teradata or of any former or current Affiliate of NCR or Teradata (whether such business or operations were terminated, divested or discontinued prior to, at the time or after such Person was, became or ceased to be an Affiliate of NCR or Teradata) that are not listed or described in the definitions of NCR Self-Services Business or Teradata Business or the respective Schedules thereto.

1.43 Person means an individual, general or limited partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity, any other entity and any Governmental Authority.

1.44 Prime Rate means the rate which JP Morgan Chase (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

1.45 Real Property Documents means the deeds, lease assignments and assumptions, leases, subleases and sub-subleases, and the supplemental and other agreements and instruments related thereto necessary to effect the Separation to be executed by and between Teradata and NCR prior to or as of the Effective Time.

1.46 Record Date means the close of business on                         , 2007, the date determined by the NCR Board of Directors as the record date for determining shareholders of NCR entitled to receive shares of Teradata Common Stock in the Distribution.

1.47 Securities Act means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

1.48 Security Interest means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

1.49 Separation means the transfer of the Teradata Assets to Teradata and its Subsidiaries and the assumption by Teradata and its Subsidiaries of the Teradata Liabilities, all as more fully described in this Agreement and the Ancillary Agreements.

1.50 Shared Liabilities means any and all Liabilities relating to, arising out of or resulting from any of the matters listed or described on Schedule 1.50.

1.51 Shared NCR Percentage means, with respect to any Shared Liability, the percentage indicated on the Schedule defining Shared Liabilities as allocated to NCR for such Shared Liability.

1.52 Shared Teradata Percentage means, with respect to any Shared Liability, the percentage indicated on the Schedule defining Shared Liabilities as allocated to Teradata for such Shared Liability.

1.53 Subsidiary of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

1.54 Tax Sharing Agreement means the Tax Sharing Agreement, to be executed and delivered on or prior to the Effective Time, by and between NCR and Teradata.

1.55 Taxes has the meaning set forth in the Tax Sharing Agreement.

1.56 Teradata Assets has the meaning set forth in Section 2.2

1.57 Teradata Balance Sheet means the unaudited consolidated balance sheet of Teradata, dated as of June 30, 2007 included in the Information Statement. As promptly as practicable after the Effective Time, the parties shall seek to substitute an unaudited consolidated balance sheet of Teradata, dated as of September 30, 2007, as the Teradata Balance Sheet. The parties agree to use their commercially reasonable efforts to cooperate in the preparation of such unaudited consolidated balance sheet of Teradata, dated as of September 30, 2007, but if either or both of such parties fail to do so or if the parties fail for any reason whatsoever to agree on such an updated balance sheet, the term Teradata Balance Sheet shall continue to refer to the unaudited consolidated balance sheet of Teradata, dated as of June 30, 2007, included in the Information Statement.

1.58 Teradata Business means: (a) the business and operations of NCR and its Subsidiaries relating to the enterprise analytics and data warehousing business; (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Teradata Business as then conducted, and (c) any terminated, divested, discontinued or other businesses or operations listed on Schedule 1.58.

1.59 Teradata Common Stock means the Common Stock, $.01 par value per share, of Teradata.

1.60 Teradata Contracts means the following contracts and agreements to which NCR or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by NCR or any member of the NCR Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) any customer, supply, vendor or other contracts or agreements listed or described on Schedule 1.60(a);

(b) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Teradata Group;

(c) any contract or agreement that relates primarily to the Teradata Business, including those listed on Schedule 1.60(c);

(d) federal, state and local government and other contracts and agreements that are listed or described on Schedule 1.60(d) and any other government contracts or agreements that relate primarily to the Teradata Business;

(e) any contract or agreement representing either Indebtedness or capital or operating equipment lease obligations reflected on the Teradata Balance Sheet, including obligations as lessee under those contracts or agreements listed on Schedule 1.60(e) (as such Schedule may be supplemented by mutual agreement of the parties after the date hereof and prior to the Effective Time to assign Indebtedness incurred, and capital and operating equipment lease obligations executed and delivered, after the date of the Teradata Balance Sheet);

(f) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Teradata or any member of the Teradata Group;

(g) (i) any guarantee, indemnity, representation, warranty or other Liability of any member of the Teradata Group or the NCR Group in respect of any other Teradata Contract, any Teradata Liability or the Teradata Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Teradata Business), and (ii) the contracts, agreements and other documents listed or described on Schedule 1.60(g);

(h) any joint venture, partnership or other similar arrangements relating primarily to the Teradata Business, including those set forth on Schedule 1.60(h); and

(i) any portion of any other contract or agreement to which NCR or any of its Subsidiaries was a party prior to the Distribution Date to the extent (and only to the extent) performance of such contract or agreement directly relates to or requires the Teradata Business.

1.61 Teradata Excluded Contracts means (a) any portion of any other contract or agreement to which NCR or any of its Subsidiaries was a party prior to the Distribution Date to the extent (and only to the extent) performance of such contract or agreement directly relates to or requires the NCR Self-Service Business, and (b) the contracts and other agreements listed on Schedule 1.61.

1.62 Teradata Excluded Real Property means any real property used primarily in the NCR Self-Service Business and shall include the real property listed on Schedule 1.62.

1.63 Teradata Group means Teradata, each Subsidiary of Teradata and each other Person that is either controlled directly or indirectly by Teradata immediately after the Effective Time or that is contemplated to be controlled by Teradata pursuant to the Non-U.S. Plan (other than any Person that is contemplated not to be controlled by Teradata pursuant to the Non-U.S. Plan).

1.64 Teradata Leased Real Property means real property listed on Schedule 1.64 which will be leased or subleased by a member of the NCR Group to a member of the Teradata Group after the Effective Time.

1.65 Teradata Liabilities has the meaning set forth in Section 2.2

1.66 Teradata Owned Real Property means real property listed on Schedule 1.66 or reflected on the Teradata Balance Sheet which will be owned by a member of the Teradata Group after the Effective Time.

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities. (a) NCR hereby assigns, transfers, conveys and delivers to Teradata and its Subsidiaries, and agrees to cause its applicable Subsidiaries, if any, to assign, transfer, convey and deliver to Teradata and its Subsidiaries, and Teradata and its Subsidiaries hereby accept from NCR and its Subsidiaries, all of NCR’s and its Subsidiaries’ respective right, title and interest in all Teradata Assets, other than the Delayed Transfer Assets, in each case effective as of no later than the Effective Time. Schedule 2.1A sets forth the steps which each of Teradata and NCR shall follow, and shall cause their respective Subsidiaries to follow, in addition to those steps contemplated by the Non-US Plan, in order to implement the transactions contemplated by this Article II.

(b) Teradata and its Subsidiaries hereby assume and agree faithfully to perform and fulfill all the Teradata Liabilities, other than the Delayed Transfer Liabilities, in accordance with their respective terms, in each case effective as of no later than the Effective Time. As of and after the Effective Time, Teradata and its Subsidiaries shall be responsible for all Teradata Liabilities, regardless of when or where such Liabilities arose or arise, or whether or not scheduled, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Teradata Liabilities arising out of claims made by NCR’s or Teradata’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the NCR Group or the Teradata Group) or whether asserted or determined prior to, at or after the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of statute or law, fraud or misrepresentation, breach of contract or other theory, by any member of the NCR Group or the Teradata Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(c) Each of the parties hereto agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be assumed, in accordance with the terms of the agreements that provide for such assignment, transfer, conveyance and delivery, or such assumption, after the date of this Agreement or as otherwise set forth on Schedule 2.1(c). Following such assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Ancillary Agreements as a Teradata Asset or a Teradata Liability, as the case may be.

(d) In the event that at any time or from time to time (whether prior to or after the Distribution Date), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for the benefit of any such other Person.

(e) Each of Teradata and NCR agrees on behalf of itself and its respective Subsidiaries that certain of the transfers of Assets and assumptions of Liabilities contemplated by this Section 2.1 will be effected in accordance with the steps set forth on Schedule 2.1 hereto or in accordance with the steps of the Non-US Plan.

2.2 Teradata Assets. (a) For purposes of this Agreement, subject to Section 2.2(c), “Teradata Assets” shall mean (without duplication):

(i) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or Schedule 2.2(a)(i) or any other Schedule hereto or thereto) as Assets to be transferred to Teradata or any other member of the Teradata Group;

(ii) (A) any Assets that Section 2.5(b) contemplates will be transferred to, or be retained by, any member of the Teradata Group, (B) any Teradata Contracts and (C)

all issued and outstanding capital stock or other equity interests of any Subsidiaries of NCR or of any other Person listed on Schedule 2.2(a)(ii);

(iii) any Assets reflected in the Teradata Balance Sheet as Assets of Teradata and its Subsidiaries, subject to any dispositions of such Assets subsequent to the date of the Teradata Balance Sheet, in which event the net proceeds thereof shall be Teradata Assets;

(iv) any Assets resulting from or acquired in the operation of the Teradata Business after the date of the Teradata Balance Sheet;

(v) except as contemplated by Section 2.5(b), any and all Assets owned or held immediately prior to the Effective Time by NCR or any of its Subsidiaries that are used primarily in or primarily relate to, arise out of or result from the Teradata Business. No Asset shall be deemed to be a Teradata Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement; and

(vi) an amount of cash equal to $200 million as contemplated by the pro forma balance sheet included in the Information Statement.

In the event of a conflict among any of the provisions of this Agreement or any Ancillary Agreement, the question of whether or not an Asset is a Teradata Asset shall be resolved, to the extent any of the following are applicable, by giving precedence to the following items in the following order: the Teradata Balance Sheet and any related statements or notes or any pro forma balance sheet or notes included in the Information Statement, the Schedules hereto or to any Ancillary Agreement, the provisions of any Ancillary Agreement and finally whether the Asset is used primarily in or primarily relate to, arise out of or result from the Teradata Business.

Notwithstanding the foregoing, the Teradata Assets shall not in any event include the Excluded Assets referred to in Section 2.2(b) below.

(b) For the purposes of this Agreement, “Excluded Assets” shall mean:

(i) any Teradata Excluded Contracts;

(ii) any Teradata Excluded Real Property;

(iii) the Assets listed or described on in Section 2.2(d) or Schedule 2.2(b)(iii) (which shall include cash and cash equivalents to the extent set forth therein); and

(iv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by NCR or any other member of the NCR Group.

(c) Each of NCR and Teradata agrees on behalf of itself and its Subsidiaries that the provisions of the Tax Sharing Agreement shall exclusively govern the allocation of Assets that are Taxes.

(d) (i) Any cash or cash equivalents (as defined below on this Schedule) which otherwise would be Teradata Assets to the extent the possession or ownership thereof by Teradata as of the Effective Time would result in the cash and cash equivalents held by Teradata as of the Effective Time being in excess of $200 million shall be an Excluded Asset.

(ii) The parties agree that in order to implement the foregoing provision, prior to the Effective Time, NCR and Teradata shall jointly estimate the amount of cash and cash equivalents likely to held by Teradata and the other members of the Teradata Group as of the Effective Time absent adjustment pursuant to this provision (the “Cash Estimate”). To the extent the Cash Estimate is less than $200 million, NCR shall transfer the shortfall to Teradata or one of its Subsidiaries as a contribution to capital. To the extent the Cash Estimate is more than $200 million, Teradata shall transfer by dividend the excess to NCR or one of its Subsidiaries.

(iii) For purposes of this Schedule the term “cash or cash equivalents” shall have the meanings contemplated by GAAP applied in a manner consistent with GAAP as used in the preparation of the Teradata Balance Sheet. For purposes of clarification, accounts receivable and other current assets other than cash and cash equivalents shall not be deemed to be included for purposes of calculating the payments required by this Schedule.

(iv) Within 15 days after the Effective Time, an officer of Teradata shall deliver a certificate to NCR certifying the aggregate amount of cash and cash equivalents of the Teradata Group as of the Effective Time (the “Final Amount”). Such certificate shall be accompanied by reasonable documentation. To the extent the Final Amount is less than $200 million, NCR shall pay Teradata an amount equal to the shortfall no later than October 31, 2007. To the extent the Final Amount is greater than $200 million, Teradata shall pay an amount equal to the excess to NCR no later than October 31, 2007. In the event of a dispute of the Final Amount by NCR, NCR shall give notice thereof no later than October 31, 2007. The parities shall cooperate in an effort to resolve any such dispute. If they are unable to resolve any such dispute, either party may submit the matter for resolution to Deloitte & Touche (or if Deloitte & Touche is not willing or able to serve, to any other nationally recognized independent accounting firm). The decision of such firm shall be final and binding upon the parties and shall thereafter represent the Final Amount for purposes hereof. The fees and expenses of the firm shall be borne by the party whose estimate of the cash and cash equivalents of the Teradata Group as of September 30, 2007 is farthest in absolute value from the amount determined by the firm as the Final Amount. The provisions of Article VIII of the Separation and Distribution Agreement shall not apply to the calculation of Final Amount.

(v) All payments shall be accompanied by interest at the Applicable Rate (as defined below) accruing from September 30, 2007 through the date of payment. For purposes hereof, the term “Applicable Rate” shall mean the Prime Rate from September 30, 2007 through and including October 31, 2007 and the Prime Rate plus 2% per annum thereafter. These provisions regarding accrual of interest shall apply without limitation in the event of a dispute.

(vi) Each of the parties shall cooperate, including by providing access to information, in connection with the matters contemplated by this Schedule. For purposes of clarification, the parties agree that the adjustments contemplated by this Schedule shall be made after giving effect to the settlement of any intercompany accounts between the members of the different Groups and after the settlement of any true-ups with respect to any of the foreign country asset purchase agreements. As a result, in the event that any such settlements or adjustments are not completed for administrative or other reasons as of prior to the Effective Time, the parties shall deem them to have been completed as of such time for purposes of calculating the amount payable pursuant to this Schedule.

2.3 Teradata Liabilities. (a) For the purposes of this Agreement, subject to Section 2.3(c), “Teradata Liabilities” shall mean (without duplication):

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Teradata or any member of the Teradata Group, and all agreements, obligations and Liabilities of any member of the Teradata Group under this Agreement or any of the Ancillary Agreements;

(ii) all Liabilities, including any employee-related Liabilities and Environmental Liabilities, to the extent primarily relating to, arising out of or resulting from:

(A) the operation of the Teradata Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation of any business conducted by any member of the Teradata Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Teradata Assets (including any Teradata Contracts and any real property and leasehold interests);

in any such case whether arising before, on or after the Effective Time;

(iii) the Shared Teradata Percentage of all Liabilities relating to, arising out of or resulting from any Shared Liabilities.

(iv) all Liabilities reflected as liabilities or obligations of Teradata in the Teradata Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Teradata Balance Sheet;

(v) all Liabilities relating to, arising out of or resulting from the pending or threatened Actions listed or described on Schedule 2.3(a)(v) hereto; and

(vi) all Liabilities relating to, arising out of or resulting from the matters listed or described on Schedule 2.3(a)(vi).

Notwithstanding the foregoing, the Teradata Liabilities shall not include the Excluded Liabilities referred to in Section 2.3(b) below.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by NCR or any other member of the NCR Group, and all agreements and obligations of any member of the NCR Group under this Agreement or any of the Ancillary Agreements;

(ii) all Environmental Liabilities of NCR and its past or current Affiliates as of the Effective Time, other than Environmental Liabilities (A) relating to, arising out of or resulting from the matters listed on Schedule 2.3(a)(v) under the caption “Environmental Matters,” (B) to the extent primarily relating to, arising out of or resulting from the conduct of the Teradata Business or (C) arising from the operation of any member of the Teradata Group on or after the Effective Time;

(iii) the Liabilities listed or described on Schedule 2.3(b)(iii);

(iv) any and all Liabilities relating to, arising out of or resulting from any Other Discontinued Operations; and

(v) the Shared NCR Percentage of all Liabilities relating to, arising out of or resulting from any Shared Liabilities.

(c) Each of NCR and Teradata agrees on behalf of itself and its Subsidiaries that the provisions of the Tax Sharing Agreement shall exclusively govern the allocation of Liabilities relating to Taxes.

2.4 Termination of Agreements. (a) Except as set forth in Section 2.4(b), in furtherance of the releases and other provisions of Section 5.1 hereof, Teradata and each member of the Teradata Group, on the one hand, and NCR and each member of the NCR Group, on the other hand, hereby terminate, effective as of the Effective Time, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Teradata and/or any member of the Teradata Group, on the one hand, and NCR and/or any member of the NCR Group, on the other hand, effective as of the Effective Time; provided, however, to the extent any such agreement, arrangement, commitment or understanding is inconsistent with any Ancillary Agreement, such termination shall be effective as of the date of effectiveness of the applicable Ancillary Agreement. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time (or, to the extent contemplated by the proviso to the immediately preceding sentence, after the effective date of the applicable Ancillary Agreement). Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.4(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Teradata Assets or Teradata Liabilities, they shall be assigned pursuant to Section 2.1); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of NCR or Teradata, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Effective Time. Any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices shall be settled for cash as of immediately prior to the Effective Time. If the parties agree, such settlement may be effected by indirect payments from or to an affiliate of the obligor or obligee as the case may be.

2.5 Documents Relating to Transfer of Real Property Interests and Tangible Property Located Thereon. (a) In furtherance of the assignment, transfer and conveyance of Teradata Assets and the assumption of Teradata Liabilities set forth in Section 2.1(a) and (b), on or prior to the Effective Time, each of NCR and Teradata, or their applicable Subsidiaries, is executing and delivering or will execute and deliver deeds, lease assignments and assumptions, leases, subleases and sub-subleases listed or described in Schedule 2.5. Set forth in, or referenced by, such Schedule is, among other things, a summary of each property or interest therein to be conveyed, assigned, leased, subleased or sub-subleased, the applicable entities relevant to each property and their capacities with respect to each property (e.g., as transferor, transferee, assignor, assignee, lessor, lessee, sublessor, sublessee, sub-sublessor or sub-sublessee), and any terms applicable to each property that are not specified in the forms of deed, lease assignment and assumption, lease, sublease or sub-sublease (e.g., rent and term).

(b) (i) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, all tenant improvements, fixtures, furniture, office equipment, servers, private branch exchanges, artwork and other tangible property (other than equipment subject to capital or operating equipment leases, which will be transferred or retained based on whether the associated capital or operating equipment lease is or is not a Teradata Contract) located as of the date hereof on any real property that is covered by any Ancillary Agreement referred to in Section 2.5(a), including the Schedules thereto, shall, except to the extent expressly set forth on a Schedule referred to in Section 2.5(a), be transferred or retained as follows:

(ii) Deeds and Assignments. Subject to clause (v), in the case of any real property or leasehold interests covered by an Ancillary Agreement that is a deed or lease assignment and assumption, all such tangible property will be transferred to the transferee or assignee of the applicable real property or leasehold interest;

(iii) Shared Facilities without Third Party Leases. Subject to clause (v), in the case of any real property or leasehold interests covered by an Ancillary Agreement that is a lease, all such tangible property will be retained by the lessor under the applicable lease, except that any such tangible property (including furniture and artwork but other than tenant improvements, fixtures) used exclusively by the lessee shall be transferred to, or retained by, the lessee.

(iv) Shared Facilities with Third Party Leases. Subject to clause (v), in the case of any real property or leasehold interests covered by an Ancillary Agreement that is a sublease or sub-sublease of a third party lease, all such tangible property will be retained by the sublessor or sub-sublessor, respectively, under the applicable sublease or sub-sublease, except that any such tangible property (including furniture and artwork but other than tenant improvements, fixtures), used exclusively by the sublessee or sub-sublessee, respectively, shall be transferred to, or retained by, such sublessee or sub-sublessee.

(v) Property Used to Perform Ancillary Agreements. The provisions of clauses (i) through (iv) above shall not apply to any IT equipment or other Assets that are contemplated by Ancillary Agreement to be used by a member of a Group in the performance of its obligations thereunder and any such IT equipment or other Assets shall be the property of the party providing services or performing other obligations.

In the case of this Section 2.5(b), all determinations as to exclusive use by any member of a Group shall be made without regard to infrequent and immaterial use by the members of any other Group, if the transfer of such Asset to, or the retention of such Asset by, such first Group would not interfere in any material respect with either the business or operations of any such other Group. Notwithstanding the foregoing provisions of this Section 2.5(b), any artwork (other than artwork on loan from the NCR archives) located as of the date hereof in the private office of any senior manager or officer of any Group may, at the election of such senior manager or officer, be retained by, or transferred to, the Group by which such executive is employed as of the Effective Time.

(c) In the case of any real property or leasehold interest that is covered by Section 2.5(b)(i) and any of Section 2.5(b)(ii), (iii) or (iv), all such tangible property shall first be allocated pursuant to the provisions of Section 2.5(b)(i) and thereafter pursuant to whichever of such other clauses is applicable.

2.6 Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of Teradata Assets and the assumption of Teradata Liabilities set forth in Section 2.1(a) and (b), on or prior to the Effective Time, (i) each of NCR and Teradata shall execute and deliver, and each shall cause its respective Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of NCR’s, Teradata’s and their respective Subsidiaries’ right, title and interest in and to the Teradata Assets to Teradata and (ii) Teradata shall execute and deliver, to NCR and its Subsidiaries such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Teradata Liabilities by Teradata.

2.7 Other Ancillary Agreements. On or prior to the Effective Time, each of NCR and Teradata will execute and deliver all Ancillary Agreements to which it is a party.

2.8 The Non-U.S. Plan. Each of NCR and Teradata shall take, and shall cause each member of its respective Group to take, such action as reasonably necessary to consummate the transactions contemplated by the Non-U.S. Plan (whether prior to or after the Effective Time).

2.9 Disclaimer of Representations and Warranties. Each of NCR (on behalf of itself and each member of the NCR Group), and Teradata (on behalf of itself and each member of the Teradata Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals (including Governmental Approvals or Consents) required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such Assets are being transferred on an “as is,” “where is” basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest.

2.10 Governmental Approvals and Consents. (a) To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use their reasonable best efforts to obtain any such Governmental Approvals and Consents.

(b) If and to the extent that the valid, complete and perfected transfer or assignment (or novation of any federal government contract) to the Teradata Group of any Teradata Assets (or from the Teradata Group of any Non-Teradata Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation or the Distribution, then, unless NCR shall otherwise determine, the transfer or assignment to or from the Teradata Group, as the case may be, of such Teradata Assets or Non-Teradata Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall be deemed a Teradata Asset for purposes of determining whether any Liability is a Teradata Liability.

(c) If the transfer or assignment of any Assets intended to be transferred or assigned hereunder, including pursuant to the Non-U.S. Plan, is not consummated prior to or at the Effective Time, whether as a result of the provisions of Section 2.10(b) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Teradata Assets (or such Non-Teradata Assets, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Effective Time to the Teradata Group (or the NCR Group, as the case may be). Without limiting the foregoing, at the reasonable request and expense of the other party, each of NCR and Teradata shall cooperate with the other to enforce any rights or remedies it may have with respect to any Asset the transfer of which is delayed or not completed whether as a result of a required Consent and/or Governmental Approval or otherwise.

(d) If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 2.10(b), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

2.11 Novation of Assumed Teradata Liabilities. (a) Each of NCR and Teradata, at the request of any of the others, shall use their reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Teradata Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Teradata Group, so that, in any such case, Teradata and its Subsidiaries will be solely responsible for such Liabilities; provided, however, that none of NCR or Teradata shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

(b) If NCR or Teradata is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the NCR Group or the Teradata Group, as the case may be, shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, Teradata shall, as agent or subcontractor for NCR or such other Person, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of NCR or such other Person, as the case may be, thereunder from and after the date hereof. Teradata shall indemnify each NCR Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith. NCR shall, without further consideration, pay and remit, or cause to be paid or remitted, to Teradata promptly all money, rights and other consideration received by it or any member of its respective Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, NCR shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its Group to Teradata without payment of further consideration and Teradata shall, without the payment of any further consideration, assume such rights and obligations.

(c) To the extent it is not feasible as an administrative or practical manner to implement the provisions of this Section 2.11, NCR or another member of the NCR Group may pay or satisfy the applicable Liability and Teradata or another member of the Teradata Group shall reimburse it to the extent it represents payment for or satisfaction of a Teradata Liability.

(d) Schedule 2.11 to this Agreement sets forth a list of contracts and agreements. Each of the parties hereto agrees to use its reasonable best efforts to replicate the contracts and agreements to the extent contemplated thereby.

2.12 Novation of Assumed Liabilities other than Teradata Liabilities. (a) Each of NCR and Teradata, at the request of any of the others, shall use their reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that do not constitute Teradata Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the NCR Group, so that, in any such case, the members of the NCR Group will be solely responsible for such Liabilities; provided, however, that none of NCR or Teradata shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

(b) If NCR or Teradata is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the Teradata Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, NCR shall cause a member of the NCR Group, as agent or subcontractor for such member of the Teradata Group, to pay, perform and discharge fully all the obligations or other Liabilities of such member of the Teradata Group thereunder from and after the date hereof. NCR shall indemnify each Teradata Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith. Teradata shall cause each member of the Teradata Group without further consideration, to pay and remit, or cause to be paid or remitted, to NCR or to another member of the NCR Group specified by NCR promptly all money, rights and other consideration received by it or any member of the Teradata Group in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Teradata shall promptly assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Teradata Group to NCR or to another member of the NCR Group specified by NCR without payment of further consideration and NCR, without the payment of any further consideration shall, or shall cause such other member of the NCR Group to, assume such rights and obligations.

(c) To the extent it is not feasible as an administrative or practical manner to implement the provisions of this Section 2.12, Teradata or another member of the Teradata Group may pay or satisfy the applicable Liability and NCR or another member of the NCR Group shall reimburse it to the extent it represents payment for or satisfaction of a Liability of a member of the NCR Group.

ARTICLE III

ACTIONS PENDING THE DISTRIBUTION

3.1 Transactions Prior to the Distribution. (a) Subject to the conditions specified in Section 3.6, NCR and Teradata shall use their reasonable best efforts to consummate the Distribution. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.1 to the extent not taken prior to the date hereof.

(b) Teradata shall file (if not heretofore filed) the Information Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by law, including filing such amendments to the Information Statement as may be required by the Commission or federal, state or foreign securities laws. NCR and Teradata shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Teradata Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

3.2 Conditions Precedent to Consummation of the Distribution. As soon as practicable after the date of this Agreement, the parties hereto shall use their reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The NCR Board shall have the sole discretion to determine the date of consummation of the Distribution. The obligations of the parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by NCR, of the following conditions:

(a) The Information Statement shall have been filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto.

(b) Any required actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted.

(c) The Teradata Common Stock shall have been accepted for listing on the NYSE, on official notice of issuance.

(d) NCR shall have received a private letter ruling from the Internal Revenue Service substantially to the effect that the Distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and such ruling shall be in form and substance satisfactory to NCR in its sole discretion;

(e) NCR shall have received an opinion of Wachtell, Lipton, Rosen & Katz substantially to the effect that the Distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and such opinion shall be in form and substance satisfactory to NCR in its sole discretion;

(f) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

(g) Such other actions as the parties hereto may reasonably request to be taken prior to the Separation in order to assure the successful completion of the Separation and the other transactions contemplated by this Agreement shall have been taken.

(h) This Agreement shall not have been terminated.

(i) Any material Governmental Approvals and Consents necessary to consummate the Distribution shall have been obtained and be in full force and effect; and

(j) No other events or developments shall have occurred subsequent to the date hereof that, in the judgment of the Board of Directors of NCR, would result in the Distribution having a material adverse effect on NCR or on the shareholders of NCR.

The foregoing conditions are for the sole benefit of NCR and shall not give rise to or create any duty on the part of NCR or the NCR Board of Directors to waive or not waive any such condition.

ARTICLE IV

THE DISTRIBUTION

4.1 The Distribution. (a) Subject to Section 4.3 hereof, on or prior to the Distribution Date, NCR will deliver to the Agent for the benefit of holders of record of NCR

Common Stock on the Record Date, a single stock certificate, endorsed by NCR in blank, representing all of the outstanding shares of Teradata Common Stock then owned by NCR or any member of the NCR Group, and shall cause the transfer agent for the shares of NCR Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of Teradata Common Stock to each such holder or designated transferee or transferees of such holder.

(b) Each holder of NCR Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of Teradata Common Stock equal to the number of shares of NCR Common Stock held by such holder on the Record Date multiplied by a fraction the numerator of which is the number of shares of Teradata Common Stock beneficially owned by NCR or any other member of the NCR Group on the Record Date and the denominator of which is the number of shares of NCR Common Stock outstanding on the Record Date.

(c) Teradata and NCR, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

4.2 Actions Prior to the Distribution. (a) NCR and Teradata shall prepare and mail, prior to the Distribution Date, to the holders of NCR Common Stock, such information concerning Teradata, its business, operations and management, the Distribution and such other matters as NCR shall reasonably determine and as may be required by law. NCR and Teradata will prepare, and Teradata will, to the extent required under applicable law, file with the Commission any such documentation and any requisite no action letters which NCR determines are necessary or desirable to effectuate the Distribution and NCR and Teradata shall each use its reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) NCR and Teradata shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

(c) Teradata shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Teradata Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

4.3 Sole Discretion of NCR. NCR shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, NCR may at any time and from time to time until the completion of the Distribution decide to abandon the Distributions or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

5.1 Release of Pre-Closing Claims. (a) Except as provided in Section 5.1(c), effective as of the Effective Time, Teradata does hereby, for itself and each other member of the Teradata Group, their respective Affiliates (other than any member of the NCR Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, partners, members, directors, officers, agents or employees of any member of the Teradata Group (in each case, in their respective capacities as such), remise, release and forever discharge NCR, the members of the NCR Group, their respective Affiliates (other than any member of the Teradata Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, partners, members, directors, officers, agents or employees of any member of the NCR Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement any of the Separation and the Distribution.

(b) Except as provided in Section 5.1(c), effective as of the Effective Time, NCR does hereby, for itself and each other member of the NCR Group, their respective Affiliates (other than any member of the Teradata Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, partners, members, directors, officers, agents or employees of any member of the NCR Group (in each case, in their respective capacities as such), remise, release and forever discharge Teradata, the respective members of the Teradata Group, their respective Affiliates (other than any member of the NCR Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, partners, members, directors, officers, agents or employees of any member of the Teradata Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement any of the Separation and the Distribution.

(c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement (including the indemnification provisions hereof), any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.4(b) or the applicable Schedules thereto not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the NCR Group or the Teradata Group that is specified in Section 2.4(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.4(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.1 but for the provisions of this clause (iv).

(d) Teradata shall not make, and shall not permit any member of the Teradata Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against NCR or any member of the NCR Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). NCR shall not, and shall not permit any member of the NCR Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Teradata or any member of the Teradata Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of NCR and Teradata by virtue of the provisions of this Section 5.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between or among Teradata or any member of the Teradata Group, on the one hand, and NCR or any member of the NCR Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

5.2 Indemnification by Teradata. Teradata shall indemnify, defend and hold harmless NCR, each member of the NCR Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “NCR Indemnitees”), from and against any and all Liabilities of the

NCR Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of Teradata or any other member of the Teradata Group or any other Person to pay, perform or otherwise promptly discharge any Teradata Liabilities or Teradata Contract in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b) the Teradata Business, any Teradata Liability or any Teradata Contract or any action taken or omitted to be taken in connection with any of the foregoing;

(c) any breach by Teradata or any member of the Teradata Group of this Agreement or any of the Ancillary Agreements (except to the extent any Ancillary Agreement contains an express provision on the limitation of liability); and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Information Statement or any other Disclosure Document.

5.3 Indemnification by NCR. NCR shall indemnify, defend and hold harmless Teradata, each member of the Teradata Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Teradata Indemnitees”), from and against any and all Liabilities of the Teradata Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of NCR or any other member of the NCR Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the NCR Group other than the Teradata Liabilities, whether prior to or after the Effective Time or the date hereof;

(b) the NCR Self-Services Business or any Liability of the NCR Group other than the Teradata Liabilities or any action taken or omitted to be taken in connection with any of the foregoing; and

(c) any breach by NCR or any member of the NCR Group of this Agreement or any of the Ancillary Agreements (except to the extent any Ancillary Agreement contains an express provision on the limitation of liability).

5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V will be net of Insurance Proceeds applicable to the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives

Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

5.5 Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the NCR Group or the Teradata Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.5(d), such Indemnitee may defend such Third Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

(e) In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f) The provisions of Section 5.5 (other than this Section 5.5(f)) and Section 5.6 shall not apply to Taxes (which are covered by the Tax Sharing Agreement).

(g) Schedule 5.5(g) sets forth certain additional rights and obligations of the parties with respect to the category of claims specified thereon.

5.6 Additional Matters. (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(b) In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(d) The indemnity obligations of this Article V shall apply as between the members of the NCR Group, on the one hand, and the Teradata Group, on the other hand, notwithstanding any contrary provision in any contract or agreement or other document with a third party allocating Liability in a different manner in order to obtain the consent of such third party to an assignment, novation or replication of a contract or agreement.

5.7 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

5.8 Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article V shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

5.9 Limitation on Liability

Except as may expressly be set forth in this Agreement or any Ancillary Agreement, neither NCR nor Teradata nor any member of either Group shall in any event have any Liability to the other nor to any member of the other’s Group for any incidental, indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder or under any Ancillary Agreement and whether or not informed of the possibility of the existence of such damages, provided however that the limitation in this Section 5.9 shall not apply to an Indemnitor’s indemnification obligations hereunder or in any Ancillary Agreement with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the NCR Group or the Teradata Group for any incidental, indirect, special, punitive or consequential damages.

ARTICLE VI

INSURANCE AND CERTAIN OTHER MATTERS

6.1 Insurance Matters. (a) NCR and Teradata agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date and for the treatment of any Insurance Policies that will remain in effect following the Effective Time on a mutually agreeable basis, in each case subject to the terms and conditions hereof. In no event shall NCR, any other member of the NCR Group or any NCR Indemnitee or Teradata Indemnitee have liability or obligation whatsoever to any member of the Teradata Group in the event that any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Teradata Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b) (i) Except as otherwise provided in any Ancillary Agreement, the parties intend by this Agreement that Teradata and each other member of the Teradata Group be successors-in-interest to all rights that any member of the Teradata Group may have as of the Effective Time as a subsidiary, affiliate, division or department of NCR prior to the Effective Time under any policy of insurance issued to NCR by any insurance carrier unaffiliated with NCR or under any agreements related to such policies executed and delivered prior to the Effective Time, including any rights such member of the Teradata Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Effective Time. At the request of Teradata, NCR shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided however that NCR shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

(ii) Except as otherwise contemplated by any Ancillary Agreement, after the Effective Time, none of NCR or Teradata or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided, however, that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from impairing or exhausting any policy limit through actual loss payments, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Teradata and NCR will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

(c) This Agreement shall not be considered as an attempted assignment of any interest under a policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the NCR Group in respect of any Insurance Policy or any other contract or policy of insurance.

(d) Teradata does hereby, for itself and each other member of the Teradata Group, agree that no member of the NCR Group or any NCR Indemnitee or Teradata Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of NCR and its Affiliates as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(e) Nothing in this Agreement shall be deemed to restrict any member of the Teradata Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

(f) Additional provisions with respect to insurance matters, including the allocation of any deductibles or policy limits are set forth on Schedule 6.1 hereto.

6.2 Certain Business Matters. (a) No member of any Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of any other Group, (ii) doing business with any potential or actual supplier or customer of any member of any other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of any other Group.

(b) Each of NCR and Teradata is aware that from time to time certain business opportunities may arise which more than one Group may be financially able to undertake, and which are, from their nature, in the line of more than one Group’s business and are of practical advantage to more than one Group. In connection therewith, the parties agree that if either NCR or Teradata acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, neither NCR or Teradata shall have any duty to communicate or offer such opportunity to any of the others and may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

6.3 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 45 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1 Agreement for Exchange of Information; Archives. (a) Each of NCR and Teradata, on behalf of its respective Group, agrees to provide, or cause to be provided, to each other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege or work-product immunity, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) After the date hereof, (i) each of NCR and Teradata shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the Teradata Group and the NCR Group, respectively, to satisfy their respective reporting, accounting, audit and other obligations, and (ii) each of NCR and Teradata shall provide, or cause to be provided, to the other in such form as the other shall request, at no charge to the other party (except as may otherwise be specified in an Ancillary Agreement), all financial and other data and information as the other party determines necessary or advisable in order to prepare its financial statements, SEC filings and reports or filings with any Governmental Authority.

7.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

7.3 Compensation for Providing Information. The party requesting such Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

7.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the Distribution Date, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of NCR as in effect on the Effective Time. No party will knowingly destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the later of (a) the first anniversary of the date hereof and (b) the applicable retention period set forth in such policies without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). The provisions of this Section 7.4 shall not apply to Taxes or any Information relating thereto, all of which shall be governed by the Tax Matters Agreement. Notwithstanding the foregoing, nothing in this Article VII shall require either party to retain electronic mail beyond the periods specified in relevant corporate policies, unless such electronic mail is subject, by virtue of its content, to other specific records retention provisions, or is subject to a litigation hold or document retention notice, or is otherwise known by its custodian to relate to a pending or threatened legal claim.

7.5 Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate or in the event such Information is destroyed in contravention of applicable records retention policies or contrary to the provisions of this Agreement, in each case, in the absence of willful misconduct by the party providing such Information.

7.6 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

7.7 Production of Witnesses; Records; Cooperation. (a) After the Effective Time, except in the case of an adversarial Action by one party against another party (which shall be governed by such discovery rules as may be applicable under Article VIII or otherwise), each party hereto shall use its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(d) The obligation of the parties to provide witnesses pursuant to this Section 7.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.7(a)).

(e) In connection with any matter contemplated by this Section 7.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

7.8 Confidentiality. (a) Subject to Article VIII, each of NCR and Teradata, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to NCR’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof, the Effective Time or the Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party’s Group) which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Notwithstanding Section 7.9(a) or (b), any express provision of any Ancillary Agreement providing for a shorter or longer period of survival of confidentiality obligations shall be given effect.

7.9 Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VIII

ARBITRATION; DISPUTE RESOLUTION

8.1 Agreement to Arbitrate. Except as otherwise specifically provided in any Ancillary Agreement, in a Schedule hereto or thereto or in Section 8.11, the procedures for discussion, negotiation and arbitration set forth in this Article VIII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the NCR Group and the Teradata Group (collectively, the “Covered Matters”). Except as expressly set forth in any Ancillary Agreement or in a Schedule hereto or thereto (which shall govern to the extent, if any, set forth therein), each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VIII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 8.7(b) and 8.8 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards and/or to enforce arbitrability. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this Section 8.1.

8.2 Escalation. (a) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may (but shall not be required to) deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice. Neither the decision not to deliver any Escalation Notice nor the failure of the parties to meet or to resolve any dispute, controversy or claim within such 30 day period shall limit any other right of any party hereunder, including any right to demand mediation and arbitration.

(b) At any time and in any event at least 45 days prior to the delivery of an Arbitration Demand Notice pursuant to Section 8.3, either party may deliver a notice to the other party requesting mediation of any dispute, controversy or claim that may arise out of or relate to, or arise under or in connection with any Covered Matter (a “Mediation Notice”). In such event, the parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. The mediator may be chosen from a list of mediators candidates previously selected by the parties or by other agreement of the parties. In the event that the parties are unable to agree on a mediator within 15 days after delivery of a Mediation Notice, either party may request that JAMS appoint an independent mediator from the JAMS panel of neutrals located in New York, NY. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in promptly scheduling the mediation proceedings. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, subject to protections afforded to compromise discussions under Federal Rule of Evidence 408 and applicable state and local law corollaries, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within 30 days of delivery of a Mediation Notice (or such later date as the parties may mutually agree in writing), the administration of the arbitration, if any, may proceed forthwith. The mediation may continue, if all the parties so agree, after the appointment of the arbitrator. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a party from seeking provisional remedies in aid of the arbitration from a court of appropriate jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own attorneys’ fees, costs and expenses. Mediation is a prerequisite to a demand for arbitration under Section 8.3 and no such demand may be made until at least 45 days after delivery of a Mediation Notice with respect to the applicable matter.

8.3 Demand for Arbitration. (a) At any time after 45 days after the delivery of a Mediation Notice (as applicable, the “Arbitration Demand Date”), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Mediation Notice) may, unless the Applicable Deadline has occurred, make a written demand (the “Arbitration Demand Notice”) that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section 11.5. In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering a Mediation Notice. No party may assert that the failure to resolve any matter during any discussions, negotiations or mediation, the course of conduct during the discussions, negotiations or mediation or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 8.2, is a prerequisite to a demand for arbitration under Section 8.3.

(b) Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice may be given until the expiration of the applicable statute of limitations under applicable law (as applicable and as it may in a particular case be specifically extended by the parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Sections 8.7(d) and 8.8, upon delivery of an Arbitration Demand Notice pursuant to Section 8.3(a) prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by a sole arbitrator in accordance with the rules set forth in this Article VIII.

8.4 Arbitrators. (a) Within 15 days after a valid Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim referenced therein shall attempt to select as a sole arbitrator either an individual from a list previously agreed to by the parties or a retired judge from the United States District Court for the Southern District of New York satisfactory to all such parties.

(b) In the event that such parties are not able jointly to select a sole arbitrator within such 15-day period, any party may request that JAMS appoint an independent retired judge from the United States District Court for the Southern District of New York as a sole arbitrator. In the event that JAMS is unable to appoint such an individual as an arbitrator within a 15-day period after any such request, JAMS shall appoint an independent arbitrator from its New York panel of neutrals.

(c) Any arbitrator selected pursuant to this Section 8.4 shall be disinterested with respect to any of the parties and the matter and shall be reasonably competent in the applicable subject matter.

(d) The sole arbitrator selected pursuant to paragraph (a) or (b) above will set a time for the hearing of the matter which will commence no later than 90 days after the date of appointment of the sole arbitrator and which hearing will be no longer than 30 days (unless (I) in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days or (II) the parties involved in the arbitration agree in writing to a different time frame for the hearing). The final decision of such arbitrator will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.

(e) The place of any arbitration hereunder will be New York, New York, unless otherwise agreed by the parties in writing.

8.5 Hearings. Within the time period specified in Section 8.4(d), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. If the arbitrator deems it to be advisable to a fair resolution of the dispute, live cross-examination or direct examination may be permitted. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator may, in his or her discretion, set time and other limits on the presentation of each party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrator, in his or her discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the JAMS Rules for Comprehensive Arbitration Rules and Procedures then prevailing (except that the arbitration will not be conducted under the auspices of JAMS and the fee schedule of JAMS will not apply, unless the parties involved in the arbitration otherwise agree in writing). Except as expressly set forth in Section 8.8(b), the decision of the arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum commencing on the 30th day after the date of the issuance of the award. To the extent that the provisions of this Agreement and the prevailing rules of the JAMS conflict, the provisions of this Agreement shall govern.

8.6 Discovery and Certain Other Matters. (a) Any party involved in the applicable dispute may request discovery in accordance with the Federal Rules of Civil Procedures. The arbitrator shall have the power to issue subpoenas to compel the production of documents or testimony relevant to the dispute, controversy or claim and may limit discovery in his or her discretion, or upon motion by a party with an opportunity to be heard by any other parties.

(b) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award any incidental, indirect, special, punitive or consequential damages (unless the same are expressly provided for in this Agreement or any Ancillary Agreement, whether in provisions for indemnification or otherwise) provided however that the limitation in this clause (ii) shall not apply to an Indemnitor’s indemnification obligations under this Agreement or any Ancillary Agreement with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the NCR Group or the Teradata Group for any incidental, indirect, special, punitive or consequential damages. It is the intention of the parties that in rendering a decision the arbitrator give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator’s award).

(c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

(d) Arbitration costs and arbitrator compensation will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such party.

8.7 Certain Additional Matters. (a) Unless either party shall, prior to the closing of the arbitration hearing, request a supplemental written opinion, which the arbitrator in his or her discretion may grant or refuse, any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof. To the extent that a supplemental written opinion is requested as set forth above and is provided by the arbitrator, then such shall be separate and apart from the remainder of the bare arbitration award itself, and shall not be considered part of the award and shall be deemed merely advisory unless the amount of the award exceeds $25 million and further judicial review of the award is sought as set forth below in this Article.

(b) Prior to the time at which an arbitrator is appointed pursuant to Section 8.4, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrator.

(c) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of any mediations and arbitrations hereunder in confidence in accordance with the provisions of Article VIII, except as may be required in order to challenge, enforce or seek other judicial review of any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

(d) In the event that at any time the sole arbitrator shall fail to serve as an arbitrator for any reason, the parties shall select a new arbitrator who shall be disinterested as to the parties and the matter in accordance with the procedures set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the replacement arbitrator.

8.8 Limited Court Actions. (a) Notwithstanding anything herein to the contrary, in the event that any party reasonably determines the amount in controversy in any dispute, controversy or claim (or any series of related disputes, controversies or claims) under this Agreement or any Ancillary Agreement is, or is reasonably likely to be, in excess of $25 million and if such party desires to commence an Action in lieu of complying with the arbitration provisions of this Article, such party shall so state in its Arbitration Demand Notice. If the other parties to the arbitration do not agree that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $25 million, the arbitrator selected pursuant to Section 8.4 hereof shall decide whether the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $25 million. The arbitrator shall set a date that is no later than ten days after the date of his or her appointment for submissions by the parties with respect to such issue. There shall not be any discovery in connection with such issue. The arbitrator shall render his or her decision on such issue within five days of such date so set by the arbitrator. In the event that the arbitrator determines that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is or is reasonably likely to be in excess of $25 million, any party to the arbitration may elect, within 30 days after such determination by the arbitrator, in lieu of arbitration, to commence an Action with respect to such dispute, controversy or claim (or such series of related disputes, controversies or claims) in any court of competent jurisdiction. If the arbitrator does not so determine, or if a party does not elect to initiate an Action within 30 days after such determination by the arbitrator, the provisions of this Article (including with respect to time periods) shall apply as if no determinations were sought or made pursuant to this Section 8.8(a). All Applicable Deadlines shall be tolled from the date of submission of the Arbitration Demand Notice under this Section 8.8(a), until and through the close of the thirtieth day after the Arbitrator’s determination under this Section 8.8(a).

(b) In the event that an arbitration award in excess of $25 million is issued in any arbitration proceeding commenced hereunder, any party may, within 60 days after the date of such award, submit the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction, regardless of whether such party or any other party sought to commence an Action in lieu of proceeding with arbitration in accordance with Section 8.8(a). In such event, the applicable court may elect to rely on the record developed in the arbitration or, if it determines that it would be advisable in connection with the matter, allow the parties to seek additional discovery and/or to present additional evidence. Each party shall be entitled to present arguments to the court with respect to whether any such additional discovery and/or evidence shall be permitted and with respect to all other matters relating to the applicable dispute, controversy or claim (or series of related disputes, controversies or claims). Provided review is sought within such 60-day period, all Applicable Deadlines shall be deemed to have been tolled as of the initial submission of the Arbitration Demand Notice under Section 8.3.

8.9 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute, controversy or claim.

8.10 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 11.2.

8.11 Applicability to High-Level Disputes. The provisions of this Article VIII shall not apply to disputes, claims or controversies relating to Taxes other than High-Level Disputes (as defined in the Tax Sharing Agreement) to which it shall apply, to the extent and subject to the terms and conditions of the Tax Sharing Agreement.

ARTICLE IX

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

9.1 Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Teradata Assets and the assignment and assumption of the Teradata Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, NCR and Teradata in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by NCR, Teradata or any other Subsidiary of NCR, as the case may be, to effectuate the transactions contemplated by this Agreement. On or prior to the Effective Time, NCR and Teradata shall take all actions as may be necessary to approve the stock-based employee benefit plans of Teradata in order to satisfy the requirement of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code and any other applicable shareholder approval requirements.

(d) NCR and Teradata, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Teradata or any member of the Teradata Group, on the one hand, or of NCR, Teradata or any member of the NCR Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of any other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

(e) Prior to the Effective Time, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which one or more of the other parties will provide such service.

ARTICLE X

TERMINATION

10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Distribution Date by the mutual consent of NCR and Teradata.

10.2 Other Termination. This Agreement may be terminated by NCR at any time prior to the Effective Time. The obligations of the parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by NCR if the Distribution Date shall not have occurred on or prior to December 31, 2007.

10.3 Effect of Termination. (a) In the event of any termination of this Agreement prior to the Effective Time, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party.

(b) In the event of any termination of this Agreement on or after the Effective Time, only the provisions of Article IV will terminate and the other provisions of this Agreement and each Ancillary Agreement shall remain in full force and effect.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts; Entire Agreement; Corporate Power. (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b) This Agreement, and the Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

(c) NCR represents on behalf of itself and each other member of the NCR Group and Teradata represents on behalf of itself and each other member of the Teradata Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each party hereto acknowledges that it and each other party hereto is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

11.2 Governing Law. Except as set forth in Article VIII, this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of New York (other than as to its laws of arbitration which shall be governed under the Arbitration Act or other applicable federal law pursuant to Section 8.10), irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

11.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto or except in connection with a merger or similar business combination involving a party if the successor under applicable law expressly assumes all rights and obligations of such party hereunder and under each Ancillary Agreement as if it were such party.

11.4 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any NCR Indemnitee or Teradata Indemnitee in their respective capacities as such (who shall be express third party beneficiaries hereof), (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

11.5 Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to NCR, to:

NCR Corporation

1700 South Patterson Blvd.

Dayton, Oh 45479

Attention: General Counsel

If to Teradata, to:

Teradata Corporation

1700 South Patterson Blvd.

Dayton, Oh 45479

Attention: General Counsel

Any party may, by notice to the other party, change the address to which such notices are to be given.

11.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

11.7 Force Majeure. No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control (or the reasonable control of any person acting on its behalf) and without its fault or negligence (or the fault or negligence of such other person acting on its behalf), which by its nature could not have been foreseen by such party (or such other person acting on its behalf), or, if it could have been foreseen, was unavoidable, such as acts of God, pandemics, sabotage, acts of civil or military authority, embargoes, epidemics, civil commotion or civil unrest, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities, riots, terrorism, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable parties of the nature and extent of any such force majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

11.8 Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Distribution is consummated, all one-time, non-recurring third party fees, costs, expenses and expenditures paid or incurred in connection with the Distribution in each case on or prior to the Effective Time, including those listed on Schedule 11.8 hereto, will be paid by NCR.

11.9 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

11.10 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Separation and the Distribution.

11.11 Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

11.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

11.13 Amendments. (a) No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

(b) Without limiting the foregoing, the parties anticipate that, prior to the Effective Time, some or all of the Schedules to this Agreement may be amended or supplemented and, in such event, such amended or supplemented Schedules shall be attached hereto in lieu of the original Schedules.

11.14 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

NCR CORPORATION

By:
Name: Title:

TERADATA CORPORATION

By:
Name: Title: